EXHIBIT 10.3

Cancellation Agreement

This Cancellation Agreement (this “Agreement”) is made as of December 31, 2018, by and between Patrick L. Alexander (“Executive”), Landmark Bancorp, Inc. (the “Company”), and Landmark Bank (the “Bank,” and collectively with Executive and the Company, the “Parties”).

Recitals

The Parties have previously made and entered into that certain employment agreement, dated January 1, 2014, as may have been amended from time to time (the “Employment Agreement”).

Under the Employment Agreement, Executive is currently employed by the Company and Bank as Executive Chairman.

Executive wishes to retire from the Company and the Bank.

The Company desires and Executive wishes to provide Executive’s continuing service to the Company as a member of the Board of Directors (the “Board”) and to serve as Chairman of the Board.

Now, Therefore, in consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual representations, covenants and agreements of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employment Agreement is hereby terminated in its entirety as set forth below:

Agreements

Termination and Cancellation. The Parties hereby acknowledge and agree to the termination of the Employment Agreement and cancellation of all rights and obligations thereunder at close of business on January 4, 2019 (the “Cancellation Date”).

Role as Board Member and Chairman. Following the Cancellation Date, Executive shall continue to serve as a member of the Board, subject to approval of the Company’s shareholders, and shall serve as Chairman of the Board, subject to appointment by the Board.

Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successor and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Parties, or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

Entire Agreement. This Agreement contains the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, and there are no written or oral terms or representations made by either Party other than those made herein.

Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Kansas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Kansas or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the state of Kansas.

Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

In Witness Whereof, the Parties have each executed this Agreement as of the date and year first above written.

Patrick L. Alexander

/s/Patrick L. Alexander
Signature

Landmark Bancorp, Inc.

By:	/s/ Michael E. Scheopner
Name:	Michael E. Scheopner
Title:	President / Chief Executive Officer

Landmark Bank

By:	/s/ Michael E. Scheopner
Name:	Michael E. Scheopner
Title:	President / Chief Executive Officer